Exhibit 5

February 9, 2009

The First Bancorp, Inc.

P.O. Box 940

Damariscotta, ME 04543

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) by the First Bancorp, Inc. (the “Company”) relating to (1) 25,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Preferred Stock”), (2) a ten-year warrant to purchase 225,904 shares of the Company’s Common Stock, $.01 par value per share (“Warrant”), and (3) 225,904 shares of the Company’s Common Stock, $.01 par value per share, issuable upon the exercise of the Warrant (“Common Stock”). The Preferred Stock and the Warrant were issued by the Company to the U.S. Department of Treasury pursuant to a Letter Agreement and a Securities Purchase Agreement attached thereto, dated as of January 9, 2009, in connection with the Troubled Asset Relief Program Capital Purchase Program.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of Maine and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

Based upon the foregoing, we are of the opinion that:

1.

The issuance and sale of the Preferred Stock by the Company have been duly authorized, the Preferred Stock is validly issued, fully paid and non-assessable, and the Warrant is a binding obligation of the Company; and

2.

The Common Stock to be issued by the Company upon the exercise of the Warrant has been duly authorized and, when issued in accordance with the terms of the Warrant dated January 9, 2009 and the Registration Statement, will be validly issued, fully paid and non assessable.

The foregoing opinion is limited to the federal laws of the United States and the law of the State of Maine. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.              Very truly yours,

PIERCE ATWOOD LLP